NOTICE OF ANNUAL MEETING
                                       OF
                        MERCHANTPARK COMMUNICATIONS, INC.

Notice is Hereby Given:

     That the Annual Meeting of Merchantpark Communications, Inc., a Nevada corporation (formerly Westnet Communications Group, Inc.). will be held May 8, 2002 at the hour of 11:00 A.M. in the conference room at 2921 N. Tenaya Way, Las Vegas, Nevada 89128 for the following purposes:

     I. To elect directors for the ensuing year to serve until the next Annual Meeting of Shareholders or until their successors have been elected and qualified. The present Board of Directors of the Company has nominated and recommends FOR election the following four persons:

1. Scott Thomasson                                             3. Husien Kaba
2. Rahim Fazal                                                 4. Peter Matousek

     II. To adopt and ratify the proposed 2002 Stock Option Plan previously ratified by the Board of Directors of the Company

     III. To authorize the directors to prepare a Private Placement Memorandum pursuant to Rule 505 promulgated by Regulation D for not more than $2,000,000. The directors will price the offering at the time of the offering.

     IV To confirm the appointment of independent auditor for the ensuing year. The Board of Directors has Nominated H.J. & Associates, CPA, the present auditors, FOR their appointment.

     V. To confirm the appointment of Holladay Stock Transfer as the Registrar and Transfer Agent for the Companys common stocks and recommends FOR their appointment.

     VI. To transact such other business as may be properly brought before the Annual Meeting or any adjournment Thereof.
     The Board of Directors has fixed the close of business April 5, 2002 as the record date of determination of shareholders entitled to notice of and to vote at the Annual Meeting. A list of such shareholders shall be open to the examination of any shareholder at the annual meeting and for a period of ten days prior to the date of the Annual Meeting at the offices of Triad Industries, Inc.

     Accompanying this Notice is a Proxy. Whether or not you expect to be at the Annual Meeting, please sign and date the enclosed Proxy and return it promptly. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

     A copy of the Companys Form 10-KSB for the Fiscal Year ended December 31, 2001, filed with the Securities and Exchange Commission, and is available to shareholders upon request.

         All shareholders are cordially invited to attend the meeting.

By Order of the Board of Directors




Secretary

Dated April 5, 2002


April 5, 2002
Las Vegas, Nevada


PROXY INFORMATION STATEMENT

Las Vegas, Nevada
March 25, 2002

     The Board of Directors of Merchantpark Communications, Inc., a Nevada corporation (the Company) is soliciting the enclosed Proxy for use at the Annual Meeting of Shareholders of the Company to be held on May 8, 2002 (the Annual Meeting), and any adjournments thereof. The Company intends, to mail, this Proxy Statement and accompanying proxy card on or about April 5, 2002 to all the shareholders entitled to vote at the Annual Meeting.

     Unless contrary instructions are indicated on the Proxy, all shares represented by valid Proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for the election of the Four nominees for directors named below, FOR the adoption and ratification of the 2002 Stock Option Plan, FOR the appoint of H.J. & Associates CPAs and the Companys independent auditors for the ensuing year, FOR the appointment of
Holladay Stock Transfer, as the Registrar and Transfer Agent, FOR the ratification of all acts by the officers and directors of the Company in the previous year. Attend to any other business which may properly come before the Annual Meeting and be submitted to a vote of the shareholders, Proxies received by the Board of Directors will be voted in accordance with the best judgement of the holders thereof.

A Proxy may be revoked by written notice to the Secretary of the Company at any time prior to the Annual Meeting, by executing a later Proxy or by attending the Annual Meeting and voting in person.

     The Company will bear the cost of solicitation of Proxies. In addition to the use of mails, Proxies may be solicited by personal interview, telephone, or telegraph, by officers, directors, and other employees of the Company.

     The Companys mailing address is 2921 N. Tenaya, Suite 214, Las Vegas, Nevada 89128, which is the address of the Companys offices.

                                     VOTING

     Shareholders at the close of business on April 5, 2002 (the Record Date) will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

     As of April 5, 2002, 18,160,400 shares of common stock, par value $.001, of the Company (Common Stock) were outstanding, representing the only voting securities of the Company. Each share of Common Stock is entitled to one vote.

     The person appointed by the Company to act as Inspector of Election for the Annual Meeting will count votes cast by Proxy or in person at the Annual meeting. The Inspector of Election will treat shares represented by Proxies that reflect abstentions or include broker non-votes do not constitute a vote FOR or AGAINST any matter and thus will be disregarded in the calculation of votes cast. Any unmarked Proxies, including those submitted by brokers or nominees will be voted FOR the nominees of the Board of Directors and FOR the nominee as independent accountants, as indicated in the accompanying Proxy card.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Companys Common Stock as of March 31, 2002 by (I) each of the Companys named executive officers and directors, (II) the Companys named executive officers and directors as a group and (III) each person (or group affiliated persons) who is known by the Company to own beneficially more that 5% of the Companys Common Stock.

The business address is the same as that of the Company unless otherwise indicated.

     For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Unless otherwise indicated, the business address for each of the individuals listed below.

  Officers and Directors                  Number of Shares        Percent (1)
                                        Beneficially Owned   Beneficially Owned
Scott Thomasson                                    1,420,400              7.08%
President
228 E. 53rd Avenue
Vancouver, BC V5X1H9

Rahim Fazal                                        1,350,000              7.04%
Secretary/Director
4778 Laurel Wood Pl.
Burnaby, BC V5G4B2

Shawn Balagi                                       1,390,000              7.07%
Treasurer/Director
565 Bernard Ave.
Kelowna, BC V1Y8R4

Husien Kaba                                        1,350,000              7.04%
Vice-President/Director
5283 Smith Ave.
Burnaby, BC V5H2K5

Peter Matousek                                     1,380,000             12.9%
Director                                         (2) 959,000
3933 So. 9th Street
Gresham, OR 97030

Management as a Group                              7,849,400             43%


Hadi Tabatabaei                                    1,000,000              5.05%
P.O. Box 1159
108-4800 Kingsway St.
Burnaby, BC V5H4J2

1) Based on 18,160,400 shares of common stock outstanding as of December 31, 2001.

     (2) Peter Matousek is the President of Novak Capital, Inc. and as such can vote its 959,000 shares.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     The Board of Directors of the Company has nominated and recommends FOR election as directors Four persons named below, all of whom are currently serving as directors of the Company. The enclosed Proxy will be voted FOR the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve and should decline to do so, the discretionary authority provided in the Proxy will be exercised by the present Board of Directors to vote for a substitute or substitutes to be designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

     Each shareholder, may cast one vote for each share held by him multiplied by the number of directors to be elected, but may not cast more votes than the number of shares owned for any candidate and therefore a simple majority of the shares represented and voting will elect all of the directors. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected.

         The Proxy may not be voted for more than five persons.

                         INFORMATION REGARDING NOMINEES

     The respective nominees have furnished the information set forth below, as to each nominee for Director, to the Company.

     Scott Thomasson, 34, brings over 13 years extensive experience in business operations, ownership and management to our team. Mr. Thomasson is currently completing his MBA and has successfully completed the first three levels of the CGA program. Starting in 1988 at age 19, Mr. Thomasson founded and served as CEO of a leading Cedar manufacturing company. Mr. Thomasson successfully built annual revenues totaling over $500,000 and worked with 10 employees within 2 years.

     In 1993, Mr. Thomasson moved into the home building industry as the owner and operator of a General Contracting company. Over the next 3 years he designed and built homes realizing over 1 million in revenues annually. Mr. Thomasson got involved in the Internet industry in 1995 while running his construction company and worked to adapt new Internet technologies to the construction industry.

     Mr. Thomasson joined NetNation Communications Inc., a market leader in the web hosting industry, in January 1999. As the Sales and Business Development manager he helped the company grow from 15 to 75 people in a year and a half. Scott took on all aspects of the operation as well as building the sales team and company revenue streams. After being promoted to Director of Sales, his team quadrupled sales and revenues in less that a year. The strategic alliances and relationships that Mr. Thomasson created during this time at NetNation with companies like Cobalt networks and Mivam Entrust etc. are considered a big part of the companys early success, and many of these alliances continue to this day. The Company went public on NASDAQ in April 1999 (NASDAQ: NNCI). Mr. Thomasson contributed his valuable input to the business planning and the S1 filing, during this transition.

     Mr. Thomasson brings many years of experience in business operations to this venture. His passion, experience and relationships in the Internet industry bode will continued success in the future.

     Rahim Fazal, 20, as one of the pair of heavily publicized teenaged dot.com millionaires; Mr. Fazal is constantly in the publics eye and is well known in most Canadian households. In 1999, Mr. Fazal co-founded MailBC.Com, a small business community, which provided small and home-based businesses with free web solutions to take their companies online. Mr. Fazal single-handedly increased traffic upwards of 5,000,000 a month and gained membership of 25,000 clients worldwide on a $500 a month marketing budget. In June 2000, Mr. Fazal and his partner sold MailBC.Com to a California based Media Company for the sum of $1.5 million. Mr. Fazal has appeared in the front cover of The Vancouver Sun and in The Vancouver Province, Toronto Star, Ottawa Citizen, Macleans magazine, Global Television, CTV News Network, Toronto News Headlines and Canadian Press,

     Mr. Fazal recently headlined the SOHO Small Business Conference in Vancouver, British Columbia and spoke in the topic of e-commerce in the small business market to over 3,000 people. Mr. Fazal will be speaking next in Seattle, Washington.

     Prior to establishing MailBC.Com, Mr. Fazal served as the youngest ever Support Technician Canadas largest Internet Service Provider, Canada Internet Direct. Between 1998 and 1999, Mr. Fazal was the recipient of two-multi national commendations for his expertise.

     Mr. Fazal brings is his fresh cutting edge vision, unparalleled media exposure, marketability and proven business experience in the industry. We are fortunate to add his diverse strengths to our team.

     Husein Kaba, 21, as a business partner of Rahim Fazal for over 5 years, Mr. Kaba has provided every project operated between the two, with his superior technical expertise and undying dedication to his work.

     Mr. Kaba began working at Look Communication in 1998, and provided his knowledge of connectivity, operating systems programming and system administration to thousands of customers a month. Handling technical assistance over both the phone, e-mail and on site, Mr. Kaba became a Senior Technical Representative in late 1999 and led the team in all areas of productivity. With a large responsibility in his shoulders, Husein trained many new employees and served as the point contact for all advanced technical support situations with many of the companys largest business partners and clients.

     In 1999, Mr. Kaba helped develop MailBC.Com, and single handedly setup, maintained and operated all network operations for the large web solutions provider. Helping to provide tens of thousands of customers with unsurpassed technical assistance and customer care, Husein allowed MailBC.Com to become synonymous with the highest quality of customer service in the free-web hosting industry.

     In 2000, MailBC.com was sold for over a million and half dollars US, and continues to be one of the leading providers of cost free business solutions on the Internet. Gaining continuous widespread media attention, Husein is regularly featured at conferences, on television, and in print, serving as role model to entrepreneurs and veterans alike.

     Husein Kaba brings is his uncanny perseverance, sound knowledge of network and system administration, technical support, customer care and media following our team.

     Peter Matousek, 38, is an internationally seasoned consultant and entrepreneur with a European background. Mr. Matousek has worked extensively within the public sector for companies in the United States, Canada and Europe. During this time he cultivated relationships with investors, investment advisors and Venture Capital firms. With over 10 years of experience in the financial industry, Mr. Matousek has utilized his in-depth knowledge and skills in fostering repeated success in the public arena. His numerous global contacts, financial expertise and solid experience working with start-up and public companies is a huge asset to the venture.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that shareholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on the accompanying Proxy.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal year ended December 31, 2001 the compensation awarded or paid to, or earned by the Companys executive officers for services rendered to the Company.

 Name and                                    Year        Salary    Other annual
 Principal                                                         compensation
Position

Scott Thomasson                               2001        $23,650        $18,000
President/Director

Rahim Fazal                                   2001         15,100         18,000
Secretary/Director

Shawn Balaghi                                 2001         22,000         18,000
Treasurer/Director

Husien Kaba                                   2001         15,100         12,000
Vice-President/Director

Peter Matousek                                2001         16,500         12,000


PROPOSAL 2
                       APPROVAL OF 2002 STOCK OPTION PLAN

     The Board of Directors has determined that the compensation is not adequate to meet the need of the Company and the Company may have difficulty retaining key personnel unless a stock option plan suitable to the Companys present and future needs is adopted. Accordingly, the Board of Directors adopted the Companys 2002 Stock Option Plan (the 2002 Plan), subject to shareholder approval. The Board of Directors recommends FOR the approval of the 2002 Plan. The enclosed Proxy will be voted FOR approval of the 2002 Plan unless otherwise indicated. The affirmation votes of the holders of a majority of the shares in person or represented by proxy and entitled to vote is necessary to approve Proposal 2.

     A general description of the basic features of the 2002 Plan is summarized below. The summary is qualified in its entirety by the full text of the 2002 Plan, a copy of which may be obtained from the Company at the address set forth at the beginning of this proxy statement and a copy of which has been filed with this information statement.

General
     The 2002 Plan provides for the grant of both incentive and nonstatutory stock options. Incentive stock options are granted under the 2002 Plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the Code). Nonstatutory stock options granted under the 2002 Plan are intended to qualify as incentive stock options under the Code. See Federal Income Tax Information for a discussion of the tax treatment of incentive and nonstatutory stock options.

Purpose
     The 2002 Plan, is intended to provide a means by which officers, directors, and employees of, and consultants to, the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons holding key positions, to secure persons to exert maximum efforts for the success of the Company. All of the Companys employees and consultants are eligible to participate in the 2002 Plan.



Administration
     The Board of Directors of the Company administers the 2002 Plan unless the Board delegates authority to a committee. The Board has the authority to select the persons to whom rights under the 2002 Plan will be granted (a Stock Award), to determine whether a Stock Award will be an incentive stock option (within the meaning of Section 422 of the Code), or a nonqualified stock option, a stock bonus, a right to purchase restricted stock, or a combination of the foregoing, to specify the type of consideration, if any, to be paid to the Company upon exercise of a Stock Award and to determine the time and times when a person will be permitted to purchase or receive stock pursuant to a Stock Award. The Board is authorized to delegate administration of the 2002 Plan to a committee or committees composed of members of the Board.
Eligibility
     Subject to certain limitations, under the 2002 Plan, as amended, incentive stock options may be granted only to employees of the Company, while Stock Awards other than incentive stock options may be granted to employees and directors of, and consultants to, the Company.

     No incentive stock option may be granted under the 2002 plan to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercised price is at least 110% of the fair market value of the stock subject to the option on the date of the grant and the term of the option does not exceed five years from the date of the grant. To the extent that the aggregate fair market value (determined at the time of the grant) of stock with respect to which incentive stock options are exercisable for the first time by any holder of such options during any calendar year under all plans of the Company and its affiliates exceeds $100,000, the options or portions thereof which exceed such limit shall be treated as nonstatutory stock options, according to the order in which they were granted.

Stock Subject to the 2002 Plan
     The 2002 plan authorizes Seven Hundred Fifty Thousand (750,000) shares of Common Stock to be issued. If options granted under the 2002 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 2002 Plan.

Terms of Options
     The following is a description of the permissible terms of options under the 2002 Plan. Individual options grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price, Payment
     The exercise price of incentive stock options under the 2002 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option granted and, in some cases (see: Eligibility above), may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options under the 2002 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant (except with respect to options assumed or substituted under the Code).

     The exercise price of options granted under the 2002 Plan may be paid (I) in cash at the time the option is exercised, (II) at the discretion of the Board, by delivery of other common stock of the Company, or pursuant to a promissory note (III) pursuant to a net exercise or cashless exercise feature or
(IV) in any other form of legal consideration acceptable to the Board or as specified in the 2002 Plan.

Option Exercise
     Options are granted under the 2002 Plan may become exercisable (vest) as determined by the Board. The Board has the power to accelerate the time, during which an option may be exercised.

     To the extent provided by the terms of this option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee by delivering already-owned stock of the Company or by a combination of these means.

Term
     The maximum term of options under the 2002 Plan is 10 years, except that in certain cases (See Eligibility), the maximum term is five years, Upon termination of the optionees employment relationship with the Company, whether by death, disability or termination of employment, as defined in the 2002 Plan, options under the 2002 Plan terminate upon the earlier of (I) such period of time as determined by the Board or (II) the expiration of the term of the option as set forth in then option agreement. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specific reasons. Generally, outstanding options under the 2002 Plan terminate 90 days after termination of the optionees employment or relationship as a consultant or director of the Company or any affiliate of the Company, except for cause, unless (a) such termination is due to such persons disability, in which case options may be exercised at any time within one year of such termination, (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, in which case the options may be exercised (to the extent the options was exercisable at the time of the optionees death) within one year of the optinees death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship.

Duration, Amendment and Termination
     The Board may suspend or terminate the 2002 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 2002 Plan will terminate in July 2009.

     The Board may also amend the 2002 Plan at any time and from time to time. However, under the 2002 Plan no amendment will be effective, unless approved, by the stockholders of the Company to the extent stockholder approval is necessary for the 2002 Plan to satisfy the requirements of section 422 of The Code (including an increase in the number of shares reserved for issuance under the 2002 Plan) or other legal requirements. The Board may submit any other amendment to the 2002 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation for the limitation on the deductibility of compensation paid to certain employees.

Restrictions on Transfer
Under the 2002 Plan, an incentive stock option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. Nonstatutory stock options granted under the 2002 Plan may, but need not, include provisions allowing for the transfer of such options.

Federal Income tax Information
     Incentive Stock Options. Incentive stock options under the 2002 Plan are intended to be eligible for the favorable federal income tax treatment accord incentive stock options under the code.

     There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock options may increase the optionees alternative minimum tax liability, if any.

     If an optionee holds stock, acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a disqualifying disposition), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (I) the excess of the stocks fair market value on the date of exercise over the exercise price, or
(II) the optionees actual gain, if any, on the purchase and sale. The optionees additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors has adopted and approved Proposal 2, subject to the requisite approval by the Companys Stockholders. The affirmation votes, of the holders of a majority of the shares in person or represented by proxy and entitled to vote is required to approve the Proposal. The Board of Directors of the Company has considered the Proposal and recommends that the Companys Stockholders approve the Proposal as set forth in this information statement.

                                    PROPOSAL

     The Board of Directors has certified the engagement of H.J. & Associates CPAs to serve as the Companys independent accountants for the fiscal 2002 Year. H.J. & Associates CPA, a firm located in Salt Lake City, Utah, has been the independent auditor since 2001. The Board of Directors believes that the Companys needs can best be served by utilizing a firm that is located in the San Diego area.



                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors has adopted and approved Proposal 3, subject to the requisite approval by the Companys Stockholders. The Board of Directors of the
Company  has  considered   the  Proposal  and  recommends   that  the  Companys
Stockholders approve the Proposal as set forth in this information statement. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on the accompanying Proxy.

                                    PROPOSAL

     The Board of Directors has confirmed the engagement of Holladay Stock Transfer as registrar and transfer agent for The Companys securities, Holladay Stock Transfer has served in the capacity since 2001.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors has adopted and approved Proposals, subject to the requisite approval by the Companys Stockholders. The Board of Directors of the
Company  has  considered   the  Proposal  and  recommends   that  the  Companys
Stockholders approve the Proposal as set forth in this information statement. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on the accompanying Proxy.

     The Company has entered into indemnification agreements with each of its executive officers and directors providing that the Company will indemnify its executive officers and directors to the fullest extent permitted by law.

                                  OTHER MATTERS

     The Board of Directors does not know of any matter to be presented at the Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgement.


                   SELECTED HISTORICAL COMBINED FINANCIAL DATA


                                          For the year           For the year
                                            Ended                  Ended
                                       December 31, 2001     December 31, 2000

Gross Revenues                         $    153,284              $ -0-
Operating costs                             569,645             (8,901)
Other income (loss)                          (1,512)                -0-

Net earnings (loss)                        (417,873)            (8,901)
Loss per common share                          (.03)                -0-
Shares outstanding
(weighted average)                       16,545,053          4,000,000


At year end

Current assets                                2,335                 99
Properties, net
of depreciation                             282,206                 -0-
Other assets                                    -0-                 -0-
Total assets                                284,541                 99

Current liabilities                          30,315              5,000
Total Liabilities                            30,315              5,000
Common Stock, $.001
par value                                    18,160              4,000
Paid-in capital                             661,929                -0-
Retained earnings                          (425,863)            (8,901)
Shareholders equity                         254,226             (4,901)

Common shares outstanding                18,160,400          4,000,000


     The Companys Form 10-KSB for the fiscal year ended December 31, 2001 was filed with the Securities and Exchange Commission on April 2, 2002. Additional information is available to beneficial owners of Common Stock of the Company on the record date for the Annual Meeting of Shareholders.

     A copy of the Companys Form 10-KSB/A will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a shareholder of the Company at such date. Requests should be directed to the Director of Shareholder relations.

           ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE
                   ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE

BY ORDER OF THE BOARD OF DIRECTORS



Rahim Fazal
Secretary













               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF SHAREHOLDERS ON MAY 8, 2002

     The undersigned hereby appoint Scott Thomasson or , as true lawful agent with full power of substitution in each, to represent the undersigned in all matters coming before the Annual Meeting of Shareholders of Merchantpark Communications, Inc., to be held at the Companys Nevada office at, 2921 N. Tenaya Way, Suite 2168, Las Vegas, NV at 11:00 AM Pacific Time, on May 8, 2002, and any adjournment(s) thereof, and to vote as follows:

1.       ELECTION OF DIRECTORS
                  Nominees:
Scott Thomasson                       FOR:____ AGAINST:____       ABSTAINED:____
Rahim Fazal                           FOR:____ AGAINST:____       ABSTAINED:____
Husein Kaba                           FOR:____ AGAINST:____       ABSTAINED:____
Peter Matousek                        FOR:____ AGAINST:____       ABSTAINED:____
Other
                                      FOR:____ AGAINST:____       ABSTAINED:____

2.       TO ADOPT AND RATIFY THE PROPOSED 2002 STOCK OPTION PLAN

                  FOR:____ AGAINST:____              ABSTAINED:____

3. AUTHORIZE THE DIRECTORS TO PREPARE A PRIVATE PLACEMENT MEMORANDUM PURSUANT TO REGULATION D RULE 505 TO RAISE NOT MORE THAN $2,000,000 FOR THE COMPANY

                  FOR:____ AGAINST:____              ABSTAINED:____

4.       CONFIRMATION OF INDEPENDENT AUDITOR

     APPROVAL to confirm appointment of H.J. & Associates, CPAS as independent auditors for the Company

                  FOR:____ AGAINST:____              ABSTAINED:____

5.       APPOINTMENT OF TRANSFER AGENT AND REGISTRAR

APPROVAL to confirm appointment of Holladay Stock Transfer as the independent registrar and transfer agent for the Companys common stock

                  FOR:____ AGAINST:____              ABSTAINED:____

6        OTHER MATTERS
     At their discretion, to vote with respect to any other matters that may come before the Meeting or any adjournment thereof

                  FOR:____ AGAINST:____              ABSTAINED:____

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED ABOVE BY THE SHAREHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEMS 1 AND 3.

                  PROXY NUMBER                       NUMBER OF SHARES


         PLEASE SIGN EXACTLY AS NAME
         APPEARS BELOW
                                                              DATED




         Signature                                        Signature